SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)  September 25, 2008

THE BEARD COMPANY
(Exact name of registrant as specified in its charter)

Oklahoma	001-12396	73-0970298
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	Enterprise Plaza 5600 N. May Avenue, Suite 320 Oklahoma City, Oklahoma	73112
(Address of principal executive offices) (Zip Code)

(405) 842-2333
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report:

Item 8.01  Other Events.

On July 21, 2006 the Registrant (25%) P. Jan Cannon (“Cannon” - 25%), Robert Adams (25%) and Gerald Philpot (25%) formed Geohedral LLC (the (“LLC”) to pursue a mining venture in the State of Alaska. Mr. Adams passed away in the fall of 2006 and Mr. Philpot passed away in the fall of 2007. Because the decedents were unable to perform the tasks they had agreed to perform for their respective interests, all parties agreed effective May 1, 2008, that their interest would be reduced to 20% each, and that their interests would be transferred to Mr. Adams’ widow and to the G. O. and Beth Philpot Family Trust (the “Philpot Family Trust”). Accordingly, as of that date the LLC was owned by the Registrant (30%), Cannon (30%), Neva Baird Adams (20%) and the Philpot Family Trust (20%).

Between July 21, 2006, and April 29, 2008 the LLC was funded by a minor amount of funds advanced by the Registrant. On April 29, 2008, the LLC commenced a private offering, on a best efforts basis, to raise $3,000,000 to stake claims on a mineral deposit which the original organizers had discoverd in Alaska. The offering was oversubscribed and a total of $3,155,000 was raised. As a result of the offering the ownership of the four original owners was diluted by 23.6625%. The LLC is currently contacting its equity owners to invest an additional $1,640,000 in the LLC to finance the coring operations. Registrant will contribute its $380,000 share of such costs.

Staking of the claims was completed on September 24, 2008, at which point Registrant and the LLC felt that they could for the first time disclose the LLC’s existence and activities. It should be noted that, until the claims were staked and filed with the Bureau of Land Management or the State of Alaska, as applicable, the LLC had no rights with respect to the lands involved and thus had nothing of value to report. Once the claims have been staked and filed, the LLC has the rights to use the surface, explore and mine the properties, etc. so long as it continues to pay the annual rentals thereon.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed with this Form 8-K and is identified by the number indicated.

Exhibit No.	Description

99.1	Press Release dated September 25, 2008 re Mineral Discovery

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BEARD COMPANY

/s/ Herb Mee, Jr.
Herb Mee, Jr., President

September 26, 2008

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing

99.1	Press Release dated September 25, 2008 re Mineral Discovery	Filed herewith electronically